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EXHIBIT 99.1

PRESS RELEASE                                        Source: Island Pacific Inc.

ISLAND PACIFIC PROVIDES UPDATE
Monday October 15, 9:00 am ET


-- FINANCIAL RESULTS
-- FINAL NEGOTIATIONS ON SALE OF IPMS DIVISION

IRVINE, Calif.--(BUSINESS WIRE)--Island Pacific Inc. (Pink Sheets:IPIN - News) a global leader in Retail Merchandising, Store Operations, Planning and Multi-channel software solutions, today announced preliminary results for the fiscal years ended March 31, 2005, 2006 and 2007.

Preliminary Results

For the year ended March 31, 2007, the company is expected to report revenues of approximately $25.5 million (2006: $23.8 million, 2005: $24.9 million) an increase of 7% over the previous fiscal period.

The fiscal 2007 gross profit is expected to be $18.5 million (2006: $16.6 million, 2005: $17 million) an increase of 11% over the previous fiscal period.

The resulting fiscal 2007 earnings before interest, tax, depreciation and amortization (EBITDA) should be $3.4 million (2006: $1.4 million, 2005: $ (7.3) million) an increase of 142% over the previous fiscal period, after investing $3.2 million in expenses R&D (2006: $3.1 million, 2005: $6.1 million). Most significantly the company has reduced operating expenses from $18.3 million in 2005 to $12.2 million in 2006 and $12.0 million in 2007, whilst maintaining revenues.

The loss from operations for the period was $0.4 million (2006: $2.7 million, 2005: $12.5 million) with a net loss before tax of $7.2 million (2006: $10.4 million, 2005: $20.1 million). The excess of the net loss over the loss from operations in each fiscal year is represented principally by non-cash charges and financing costs arising from the accounting for the company's debt service and discontinued operations.

                                        March 31,  March, 31,  March 31,
                                          2007       2006        2005
                                        ---------  ----------  ---------
Income (Loss) from operations           $  (0.01)   $ (0.04)    $ (0.21)
Financing and impairment costs          $  (0.11)   $ (0.08)    $ (0.12)
Loss from Discontinued Operations       $      -    $ (0.04)    $ (0.02)
                                        --------- ----------   ---------
Earnings per share                      $  (0.12)   $ (0.16)    $ (0.35)
Weighted average
  shares outstanding                      59,842     66,702      59,337

The company expects to file its Form 10K for the year ended March 31, 2007 as well as the three 10Q's for fiscal 2007 by month end. In addition, the company expects to file its first and second quarterly reports for fiscal year end March 31, 2008 by November 30, 2007. This will bring the company's financial filings up to date, which will allow the company to become eligible to be traded on the OTC Bulletin Board.

A more comprehensive review of the financials will be provided following the filing of Form 10k, at that time the company will also host a conference call.

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Sale of IPMS Division

The Company also announced it is in final negotiations to sell its Island Pacific Merchandising Systems (IPMS) Division for $16 million. The agreement is expected to be completed by the end of the month and the transaction closed by the end of 2007.

About Island Pacific/Retail Pro

Island Pacific/Retail Pro(R) is a global leader in retail Merchandising, Store Operations, Planning, and Multi-channel software solutions. For more than 25 years, IP/Retail Pro(R) has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, IP/Retail Pro(R) is the definitive resource for scalable, flexible and affordable solutions for retailers around the world. IP/Retail Pro(R) software solutions manage billions of transactions annually in more than 45,000 store locations worldwide, in 73 countries, and 18 different languages.

The company is headquartered in Irvine, California, has offices in the United States, United Kingdom, Australia and China and is represented by Business Partners in over 40 countries. For more information, please visit www.islandpacific.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

TRADEMARKS

Island Pacific, Retail Pro(R) and Synaro are registered trademarks of Island Pacific, Inc., and may not be used without expressed, written permission.


CONTACT:

Island Pacific Inc.
Tricia Skoda, 858-550-3351
Investor Relations
tskoda@islandpacific.com